SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                                     FORM 15

         Certification and Notice of Termination of Registration under Section 12(g) of the Securities Exchange Act of 1934 or Suspension of Duty to File Reports Under Sections 13 and 15(d) of the Securities Exchange Act of 1934.


                         Commission File Number: 0-21942


                         FIRST PALM BEACH BANCORP, INC.
             ------------------------------------------------------
             (Exact name of registrant as specified in its charter)


                           450 SOUTH AUSTRALIAN AVENUE
                          WEST PALM BEACH, FLORIDA 3401
                                 (561) 655-8511
          -------------------------------------------------------------
          (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)


                     COMMON STOCK, PAR VALUE $.01 PER SHARE
            --------------------------------------------------------
            (Title of each class of securities covered by this Form)


                                      NONE
           ----------------------------------------------------------
             (Titles of all other classes of securities for which a
           duty to file reports under Section 13(a) or 15(d) remains)


         Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to files reports:

            Rule 12g-4(a)(1)(i)  [x]         Rule 12h-3(b)(1)(ii)  [ ]
            Rule 12g-4(a)(1)(ii) [ ]         Rule 12h-3(b)(2)(i)   [ ]
            Rule 12g-4(a)(2)(i)  [ ]         Rule 12h-3(b)(2)(ii)  [ ]
            Rule 12g-4(a)(2)(ii) [ ]         Rule 15d-6            [ ]
            Rule 12h-3(b)(1)(i)  [x]

 Approximate number of holders of record as of the certificate or notice date:
                                      None

         Pursuant to the requirements of the Securities Exchange Act of 1934, Republic Security Financial Corporation, as successor by merger to First Palm Beach Bancorp, Inc., has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

Date:  October 30, 1998

                               REPUBLIC SECURITY FINANCIAL CORPORATION

                               By:     /S/ RICHARD J. HASKINS
                                  ------------------------------------------
                               Name:    Richard J. Haskins
                               Title:   Executive Vice President and
                                        Chief Financial Officer of
                                        Republic Security Financial Corporation,
                                        a Florida corporation, successor to
                                        First Palm Beach Bancorp, Inc.


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